Exhibit 10.15

PRODUCTION AGREEMENT

Agreement dated this 25             day of             March            , 2002 between Frederick Brewing Company, a Maryland brewer (“Brewer”), and Stoudt Brewery, Adamstown, Pennsylvania (“Customer”).

1.    Term

The term of this Agreement shall continue for four years unless terminated by either party upon sixty days prior written notice.

2.    Production and Packaging

Brewer shall produce and package for Customer the malt beverage products set forth on Exhibit A attached hereto (“the Products”), as Customer, in its discretion, may order from time to time. Unless otherwise specified on Exhibit A, the Products shall be produced in accordance with Customer’s standard formula for malt beverage products as provided in writing to Brewer prior to execution of this Agreement. Brewer and Customer anticipate an annual production of approximately 6,000 barrels for Year One.

3.    Ordering and Delivery

Customer shall order the Products not less than seven weeks in advance of the desired date of delivery of lagers, and not less than five weeks for ales. Customer shall order Products in case equivalents not less than 650 (approximately 50 barrels per style). Customer shall take delivery of the Products FOB Frederick, Maryland brewery on the date specified for delivery. Products not picked up by Customer within thirty days of the date of production shall be assessed a warehousing charge of $4.00 per pallet per month.

4.    Packaging Materials

Customer shall be responsible for the cost of all labels and packaging materials except as defined further in Exhibit A. All packaging materials must be compatible with Brewer’s packaging machinery. The cost of any required change parts shall be negotiated between the parties. Brewer agrees that liquid loss will not exceed 5% and packaging loss shall not exceed 5% per barrel. In the event actual loss should exceed percentages set forth above, appropriate credits will be provided by Brewer to Customer. The amount of such credits will be based on how much the actual percentage of loss exceeds the target percentages set forth in the immediately preceding sentence. The Brewer represents that all Customer products will be of merchantable quality.

5.    Pricing

Customer will pay Brewer the prices set forth on Exhibit A for each case of the Products ordered by Customer and produced by Brewer under this Agreement pursuant to Customer’s order. Invoices shall be due and payable net 3 days from production. Prices may be changed by Brewer upon thirty days prior written notice to Customer for any increase or decrease in the cost of raw materials and packaging materials purchased by Brewer, which are non-controllable by the Brewer. The respective co-packing fees include the cost of loading Products and shrink wrapping pallets.

6.    Sales and Marketing

Customer is exclusively responsible for all sales and marketing for the Products.

7.    Warranties

Brewer warrants that the Products shall be free from adulterations as defined in the US Food, Drug and Cosmetics Act. Customer warrants that the trademarks and artwork applied to the Products shall not infringe upon the trademark rights of any other person. In no event does Brewer have any ownership rights in, or any right to the use of Customer’s trademarks or copyrights related to the Products provided. Brewer acknowledges that the Products are confidential information of the Customer and include, without limitation, trademarks, copyrights and trade secrets that have been developed by Customer at great expense. All confidential information of Customer disclosed under this Agreement will remain the exclusive property of Customer. Brewer agrees to take all reasonable measures necessary to safeguard the confidential nature of Customer’s confidential information disclosed to Brewer, including notifying its employees, agents, contractors, distributors and customers or anyone else with whom the Brewer works to complete the purposes of this Agreement of the confidential nature of Customer’s confidential information.

8.    Alternating Proprietorship

If applicable, upon the request of Customer, Brewer agrees to cooperate in arranging for alternation of proprietorship of the brewery. Customer shall pay Brewer a fee of 4¢ per case for administration of the alternating proprietorship. Appropriate production and brewing information needed for proper completion of all federal and state reporting to be timely provided by Brewer.

9.    Indemnification

Brewer and Customer shall indemnify and hold the other party harmless from all liability arising out of breach of their respective warranties.

10.    Dispute Resolution

All disputes arising under the Agreement shall be resolved by arbitration. The parties shall attempt to resolve any dispute before demanding arbitration.

11.    Production Deposit

Simultaneously upon execution of this Agreement, Customer will deposit with Brewer $10,000 (US).

12.    Entire Agreement

This Agreement sets forth the entire agreement between the parties with respect to the subject matter stated therein and there are no other understandings or agreements. The Agreement may not be modified except in writing signed by both parties.

13.    Notice

Notice under this Agreement shall be deemed delivered if deposited in first class US mail to addressee as follows:

Brewer:	John Niziolek Frederick Brewing Company 4607 Wedgewood Blvd. Frederick, MD 21703

Customer:	Ed Stoudt Carol Stoudt Stoudt Brewery P. O. Box 880 Adamstown, PA 19501

14.    Delivery

Customer shall pay a refundable deposit on all related pallets used in shipment of Products (current deposit is $8 for case and keg pallets). Brewer shall use reasonable commercial efforts to meet Customer’s requested shipping dates. Brewer, at Customer’s request, may ship to Customer by common carrier. Brewer, at its discretion, may load appropriate POS materials onto specific destinations.

15.    Test Brews

Customer will reimburse Brewer for reasonable liquid cost and expenses incurred by Brewer for such test brewing of the Products.

16.  Insurance

Brewer will maintain all respective insurance and standard coverage limits standard for the industry. Brewer will, if requested, add Customer as an additional insured party for all policies whereby it is deemed appropriate by both Customer and Brewer.

17.  Quality Assurance and Reporting

Brewer will conduct at least four quality checks, which consist of air, fill, CO2 and package appearance per each run. Copy of record keeping per run to be furnished to Ed/Carol Stoudt on a daily basis. Brewer is also responsible for providing Daily Production Reports.

IN WITNESS THEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

SNYDER INTERNATIONAL BREWING GROUP		STOUDT BREWERY

By:	/s/ C. DAVID SNYDER	By:	/s/ CAROL A. STOUDT

	C. DAVID SNYDER		CAROL A. STOUDT
	Print Name		Print Name

	CHIEF EXECUTIVE OFFICER		PRESIDENT
	Title		Title

EXHIBIT A

• Stoudt’s Flagship Brands (4 year-round labels):	$7.10/case*
• Mia Bock:	$7.85/case*
• Winter Ale:	$7.55/case*
• Sampler Case Assembly:	95¢/case upcharge
• 1/2 bbl/ea:	$33 (not including keg rental)
• 1/6 bbl/ea:	$18 (not including keg rental)

*	The charges above include liquid and bottle costs in addition to federal excise tax and the co-packing charge. All pricing is FOB our Frederick, Maryland plant.

NOTE:
“Co-packing” increases, if any, will not exceed 3% per year. Co-pack increases will be effective each anniversary date (April 1st of the applicable year) with notice on or before January 1st of the same year. This is for the co-packing charge only, and does not include any other liquid or packaging costs. Please see Paragraph 5. Any new products produced by the Brewer will be priced in accordance with gravity, malt and hops required in accordance with present products produced.

Accepted by:

Initials

EXHIBIT B

Quality Parameters

1.    The average air content for bottled beers will not exceed .30ml per 12oz. bottle.

2.    Beers will be of acceptable taste and appearance, i.e. lacking high levels of diacetyl (not to exceed .09ppm for Ales and .08ppm for Lagers), DMS, or other sensory defects.

3.    Carbonation will be within the range of 2.50 to 2.70 volumes.

4.    All brewing, fermentation and laboratory analysis information on each beer will be forwarded to Stoudt’s Brewing Company in a timely manner after the report is completed.

5.    The shelf-life for these beers is 6 months from the date of packaging when using the normal processing steps of the Frederick Brewing Company.

6.    Recipe, process or raw material changes will not be utilized without approval from Stoudt’s Brewing Company.

7.    It is understood that all beers, especially those subject to warm storage conditions, will undergo flavor changes due to staling reactions. All reasonable efforts will be made in the brewing, processing and packaging of these beers to minimize exposure to air and oxygen but flavor changes will occur as the beer ages.

8.    Where applicable, ASBC methods will be used for analysis.

Accepted by:

Initials